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                                                                 Exhibit 10.13

                              CONSULTING AGREEMENT


                  THIS CONSULTING AGREEMENT (this "Agreement"), effective as of this 20th day of August, 1996, is entered into by and between ADVANTA PARTNERS LP, a Pennsylvania limited partnership ("Advanta Partners"), and RMH TELESERVICES, INC., a Pennsylvania corporation ("the Company").

                  WHEREAS, Advanta Partners purchased a substantial portion of the capital stock of the Company on May 24, 1996, in connection with a recapitalization of the Company (the "Recapitalization");

                  WHEREAS, in connection with the Company's Recapitalization, the Company and Advanta Partners entered into a Management Fee Agreement pursuant to which the Company agreed to pay Advanta Partners a management fee in exchange for Advanta Partners' agreement to provide certain consulting services to the Company;

                  WHEREAS, the Company intends to complete an initial public offering of shares of its common stock, no par value, on or about September 15, 1996 (the "IPO"), pursuant to a Registration Statement, File No. 333-07501, first filed with the U.S. Securities and Exchange Commission on July 3, 1996;

                  WHEREAS, Advanta Partners and the Company wish to terminate the Management Fee Agreement and enter an agreement to govern the providing of consulting services by Advanta Partners to the Company upon completion of the IPO.

                  NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions stated below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Advanta Partners and the Company, intending to be legally bound, agree as follows:

SECTION 1: CONSULTING SERVICES TO BE PERFORMED.

                  In consideration of the fee set forth in Section 2, Advanta Partners agrees to perform the following services for the Company, upon the Company's request:

                  Provide assistance to the Company, including: (i) causing representatives of Advanta Partners to perform duties as board members and officers of the Company without separate compensation therefor; and (ii) providing guidance and advice on such subjects as strategic direction, budgeting, recruiting, financing, and establishing a management compensation system.
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SECTION 2: FEES.

                  The Company shall pay an annual fee of $50,000 to Advanta Partners for the services provided pursuant to this Agreement. Such fee shall be paid in quarterly installments in arrears, with the first $12,500 installment being due and payable on September 30, 1996; provided, however, that no such installment or installments shall be paid if an Event of Default, as that term is defined in that certain Credit Agreement between the Company and Chemical Bank, individually and as Agent, dated as of May 24, 1996, shall have occurred and be continuing; provided, further, that if such Event of Default is subsequently cured, all such fees that were not paid by reason of the first proviso herein may be paid on the next installment date or dates to the extent such payment would not cause an Event of Default.


SECTION 3: EXTRAORDINARY SERVICES.

                  In the event Advanta Partners is required to perform extraordinary services, including without limitation, investment banking services, or undertake an extraordinary project in carrying out those services contemplated in Section 1, Advanta Partners and the Company shall, in good faith, negotiate an additional fee that shall be paid to Advanta Partners by the Company, and in the event the parties are unable to agree upon the amount of such extra fee, Advanta Partners shall not be obligated to perform such extraordinary services.

SECTION 4: OUT-OF-POCKET EXPENSES.

                  All reasonable and necessary out-of-pocket expenses incurred by Advanta Partners in carrying out its foregoing obligations under Section 1 shall be reimbursed by the Company promptly upon demand by Advanta Partners.

SECTION 5: ADVANTA PARTNERS' PERFORMANCE STANDARD.

                  Advanta Partners shall perform all of its obligations set forth in Section 1 with all due care, in a commercially reasonable manner, and in a manner consistent with its own administrative practices and standards or the standards prevailing in the telemarketing industry, whichever standard is more stringent.

SECTION 6: COMPLIANCE WITH THE LAW.

                  Each party represents, warrants and covenants to the other party that all of its practices and acts in connection with this Agreement are, and at all times will be, in compliance with all applicable federal, state and local laws, statutes, rules and regulations.

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SECTION 7: LIABILITY.

                           (a) Indemnification. The Company agrees to indemnify
and hold Advanta Partners harmless from all claims and liabilities (including attorney's fees) incurred or assessed against it in connection with the performance of services, except such as may arise from Advanta Partner's own negligent action, negligent failure to act, willful misconduct or willful violation of applicable law.

                           (b) No Personal Liability. No liability shall attain
in favor of one party to this Agreement against any officer, director or employee of the other party. The party attaining such liability agrees to look solely to the assets of the other party for satisfaction.

SECTION 8: TERM.

                  This Agreement shall extend for a term commencing with the IPO and ending at midnight on May 24, 2001.

SECTION 9: INDEPENDENT CONTRACTOR STATUS OF Advanta Partners.

                  The relationship of Advanta Partners to the Company is that of independent contractor. Nothing herein shall be construed as constituting a partnership, joint venture or agency between Advanta Partners and the Company.

SECTION 10: CONFIDENTIALITY.

                  It is understood between the parties hereto that during the term of this Agreement, each of the parties may be dealing with confidential information and processes that are the other party's property, used in the course of its respective business. Each of the parties agrees that it will not intentionally disclose any such confidential information to anyone, directly or indirectly, without the prior consent of the other party.

SECTION 11: MISCELLANEOUS.

                           (a) No Assignment. This Agreement may not be assigned
by either party without the prior written consent of the other party, which, because of the nature of the parties' respective obligations hereunder, may be declined by such party for any reason or for no reason whatsoever.

                           (b) Notices. Any notice or other communication
required or permitted to be given under this Agreement must be in writing and will be deemed effective when

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delivered in person or sent by facsimile, cable, telegram or telex, or by overnight courier or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

                    If to Advanta Partners:
                            Advanta Partners LP
                            Five Horsham Business Center
                            300 Welsh Road
                            Horsham, PA  19044
                            Attention:  Senior Managing Director
                            Telephone:  (215) 830-6450
                            Telecopier:  (215) 830-6499

                    If to the Company:
                            RMH Teleservices, Inc.
                            40 Morris Avenue
                            Bryn Mawr, PA  19010
                            Attention:  Chief Executive Officer
                            Telephone:  (610) 520-5300
                            Telecopier:  (610) 520-5354

                           (c) Amendment. This Agreement may be amended, and the
observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only by written amendment signed by authorized representatives of the parties hereto.

                           (d) Choice of Law. This Agreement will be governed by
and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to doctrines of conflicts of laws. Any and all legal actions brought by one party against the other shall be brought in the state or federal courts of the Commonwealth of Pennsylvania.

                           (d) Entire Agreement. This Agreement constitutes the
entire agreement between the parties hereto and supersedes any and all prior oral or written understandings and agreements between the parties regarding the subject matter addressed in this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, effective as of the date specified at the beginning hereof.


ADVANTA PARTNERS LP                          RMH TELESERVICES, INC.
    By AP Capital, Inc., general partner


By:/s/ Mitchell L. Hollin                    By: /s/ MarySue Lucci Hansell
   -------------------------------              -------------------------------
      Name:  Mitchell L. Hollin                  Name:  MarySue Lucci Hansell
      Title: Vice President                      Title: President

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